EXHIBIT 99.1

Integrated Cannabis Solutions Announces It Has Officially Closed its First Acquisition.

Acquires 49.9% of GCTR Management with Average Revenue of $300,000 Per Month

March 21, 2022 - Coconut Creek, FL Integrated Cannabis Solutions, Inc. (“Integrated Cannabis” or the “Company”), (OTCPINK: IGPK) is pleased to announce the Closing of its first transaction for 2022.

Integrated Cannabis’ wholly-owned subsidiary, Integrated Holding Solutions, Inc.,  has acquired 49.9% of GCTR Management, LLC. (“GCTR”), in exchange for 598,800 shares of the Company’s Series B Preferred stock, with a 6 month option to acquire the remaining 50.1% of GCTR in exchange for 601,200 shares of the Company’s Series B Preferred Stock.  GCTR has agreed to work with the Company to complete its audit in a timely manner allowing for the option to be exercised.

GCTR is in the business of managing cannabis companies and presently has 2 clients it services in the cannabis sector pursuant to management agreements. Further, the Seller has in excess of $5,000,000 in hard assets and monthly average revenue of $300,000 as shall be required to be verified in a PCAOB audit of GCTR.

The Closing of the 49.9% will be accounted for as an investment until the option is exercised and the reaming 50.1% is acquired.

The Company, in compliance with SEC regulations, will use social media outlets like Facebook or Twitter and its own website at www.igpk.org to announce key information in compliance with Regulation FD.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things,  relative growth of the Company’s future business, target markets, demand for products and services, and  business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. No information in this press release should be construed in any manner whatsoever as an indication of our future revenues, financial condition, or stock price.  GCTR’s revenues are subject to further verification by the above-referenced audit.   Further, there is no assurance that GCTR will maintain its current revenue level or that its revenues will generate significantly less revenue than its historical revenues to date.

Investor Relations:

Matt Dwyer

matt@igpk.org

www.igpk.org

Twitter @IGPKOTC

954-906-0098